Exhibit 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement and Mutual Release Agreement (the "Agreement") is entered into as of this 23 day of October 2015 between and among Plaintiff Mammoth West Corporation d/b/a Mammoth Corporation ("Mammoth") and Defendants Moon River Studios, Inc. F/K/A Medient Studios, Inc. ("MDNT"), Joel Shapiro a/k/a Jake Shapiro ("Shapiro"), and FONU2, Inc. ("FONU2") ("collectively the "Defendants"). Mammoth and each of the Defendants may be referred to as a "Party" and collectively they may be referred to as the "Parties".

WHEREAS, Mammoth filed a lawsuit against Defendants entitled Mammoth Corporation v. Moon River Studios, et al., No. 15 L 616 in the Circuit Court for the Nineteenth Judicial Circuit Lake County Illinois, which suit is pending (the "Lawsuit");

WHEREAS, to avoid protracted litigation, expense and inconvenience and to settle, compromise and fully and finally resolve all outstanding and potential matters between them, Plaintiff and Defendants wish enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	The foregoing recitals are incorporated into this Agreement for all purposes.

2.           In full and complete settlement and satisfaction of the Lawsuit and any and all actual and/or potential claims relating thereto, FONU2 shall:

a.	Issue to Mammoth Corporation at the same time as this Settlement Agreement, the Convertible Promissory Note (FONU Mammoth Note Number 00l ) ("the Note");

b.	The Note will be held by Mammoth and will be returned marked Paid, upon Mammoth receiving all payments indicated in this Section 2 or, upon receipt of the Discounted Payment in the event Defendants prepay and receive a discount as described in Section 4 of this Agreement.

c.	FONlJ2 will enter into a production agreement which shall be disclosed by FONU2, in a Form 8-K filed with the SEC or in a press release, by October 30, 2015;

d.	Pay $15,000 to Mammoth within 10 days of FONU2 entering into the pre production, but in no event later than December I, 2015;

e.	Pay $25,000 to Mammoth one month after the Payment described in Section 2(d) of this agreement, which shall be in no event later than January 1, 2016. In the event the payment is not made by January 1, 2016, a l0 day grace period shall apply before action is taken to enforce this Agreement;

f.	Pay $25,000 to Mammoth one month after the Payment described in Section 2(e) of this agreement. which shall be in no event later than February 1, 2016. In the event the payment is not made by February l, 20l6, a l0 day grace period shall apply before action is taken to enforce this Agreement

g.	Pay $25,000 to Mammoth one month after the Payment described in Section 2(f) of this agreement which shall be in no event later than March 1, 2016. In the event the payment is not made by March 1, 2016, a l 0 day grace period shall apply before action is taken to enforce th.is Agreement.

h.	Pay $25,000 to Mammoth one month after the Payment described in Section 2(g) of this agreement, which shall be in no event later than April 1, 2016. In the event the payment is not made by April l, 20l 6, a l 0 day grace period shall apply before action is taken to enforce this Agreement.

i.	Pay the balance of FONU Mammoth Note Number 001 one month after the Payment described in Section 2(h) of this agreement, which shall be in no event later than May 1, 2016. ln the event the payment is not made by May l, 20l6, a 10 day grace period shall apply before action is taken to enforce this Agreement.

j.	In the event any of the listed actions in this Section 2 of the Settlement Agreement do not occur when due, then Section 3 of this Agreement shall apply.

3.           The Parties agree to have the Court retain jurisdiction for the sole purpose of enforcing the tem1s of this Agreement by entering a judgment against Defendants in the amount of $140,000, less any payments received, plus interest and the costs of enforcing this Agreement, including reasonable attorney fees in the event the terms of this Agreement are not followed.

4.           Prepayment Incentive ("Discounted Payment"): Provided none of the payments described in Section 2 have been missed, Defendants may prepay at any time and receive the following discount, with the number of days being measured from the date of the first payment described in Section 2(d) of this Agreement:

Discount:	If Paid within:
50%	45 Days
40%	90 Days
30%	120 Days

5.           Upon receipt of all payments contemplated by this Settlement Agreement, in exchange for the promises, covenants and undertakings made in this Agreement, Mammoth does hereby, forever, fully and finally release and discharge, Defendants and all their respective officers, directors, employees, agents, attorneys, heirs, successors and assigns, if any, of and from any and all liabilities, rights, claims, causes of action, agreements, bills, bonds, controversies, counterclaims, covenants, cross-claims, damages, debts, demands, executions, indemnities, judgments, liens, notes, obligations, promises, suits, third- party actions, filed or untiled, and sums of money whatsoever, and any and all claims arising from any one or more of the foregoing, whether in law or in equity, known or unknown, liquidated or unliquidated, mature or contingent, including any matters that arise pursuant to any law, act, statute or ordinance and including any claims, liabilities or damages relating to or arising from the Note, or any claims made in or relating to the claims made in the Lawsuit.

6.           In exchange for the promises, covenants and undertakings made in this Agreement, Defendants do hereby, forever, fully and finally release and discharge Mammoth and its officers, directors. employees, agents, attorneys, heirs, successors and assigns, if any, of and from any and all liabilities, rights, claims, causes of action, agreements, bills, bonds, controversies, counterclaims, covenants, cross-claims, damages, debts, demands, executions, indemnities, judgments, liens, notes, obligations, promises, suits, third- party actions, filed or unfiled, and sums of money whatsoever, and any and all claims arising from any one or more of the foregoing, whether in law or in equity, known or unknown, liquidated or unliquidated , mature or contingent, including any such matters that arise pursuant to any law, act, statute or ordinance and including any claims, liabilities or damages relating to or arising from the Note, or any claims made in or relating to the claims made in the Lawsuit.

7.           The acknowledgments, covenants, promises, recitals and releases made in this Agreement are made solely to compromise disputed claims and are not ton be construed as an admission of liability on the part of any Party.

8.           Each Party shall promptly take any and all action necessary, proper, or convenient and to promptly execute and deliver any and all documents necessary, proper, and convenient to carry out and perform all of the provisions of this Agreement.

9.           This Agreement may not be assigned without the express written consent of each Party, and any unauthorized assignment shall be null and void, however nothing in this Section shall prohibit Mammoth from being able to assign the Note describe in Section 2(a) of this Agreement.

10.         This Agreement contains the entire agreement of the Parties, any and all prior agreements between the Parties are hereby superseded and revoked, and no Party has relied on any agreement, statement or promise that is nor set forth in this Agreement.

11.         Each Party has had the benefit of professional legal advice from the attorneys of his or its own choosing, is fully satisfied with that advice, and has relied solely and completely upon his or its own judgment together with the independent professional advice of his or its counsel in executing this Agreement, and has fully informed himself or itself of the contents, terms, conditions and effects of this Agreement and has read and fully understands this Agreement.

12.         This Agreement is to be governed by, construed, and enforced in accordance with the laws of the State of Illinois.

13.         Wherever and whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under the laws of the State of Illinois and any other applicable law.

14.         If any provision of this Agreement is prohibited by or determined to be void or invalid under applicable law, such provision shall be ineffective to the extent it is prohibited, void or invalid, without impacting the remainder of such provision or the remaining provisions of this Agreement and shall not exclude or preclude the Parties from exercising any other rights or remedies provided in this Agreement or by law.

15.         This Agreement may be executed and transmitted by the Parties in counterparts, by email and/or by facsimile, each of which, for all purposes, shall be considered an original.

16.         Any notices, demands or other legal documents required, permitted or contemplated by this Agreement shall be in writing and may be sent either to the street address or the email address listed below:

if to Mammoth , then by email to:

Mammoth Corporation

One First Bank Plaza, Suite 205

Lake Zurich, IL 60047

Email: mammothcorp@hotmail.com

and if to Defendants:

Roger Miguel, CEO

Jake Shapiro

FONU2, Inc.

135 Goshen Road Ext. Suite 205

Rincon, GA 31326

Email: rogermiguel@fonu2.com

17.         Each person signing this Agreement on behalf of a Party warrants and represents by his or her signature that he or she has the authority to execute this Agreement on that Party's behalf.

18.         This Agreement shall be binding on the heirs, successors, and assigns of each Party hereto.

19.         Each Party shall cooperate fully and in good faith in carrying out the terms of this Agreement and effecting its purpose.

20.         This Agreement is to be construed according to the fair import of its language as a whole, and not to be construed in favor of or against any of the Parties hereto.

21.         This Agreement may be executed in counterparts which counterparts together shall have the same force and effect as a single original executed by all the panics. A counterpart signed and sent electronically including, but not limited to, by facsimile or email, and any reproduction of that counterpart including printing or photocopying the counterpart, shall be an original and binding document.

IN WITNESS W HEREOF, the Parties hereto, have caused this Agreement to be duly executed as of October 23, 2015.

MAMMOTH WEST CORPORATION d/b/a
MAMMOTH CORPORATION

By:
Brad Hare, President

FONU2, INC.

By:
Roger Miguel, CEO

JOEL (a/k/a JAKE) SHAPIRO, individually
and MOON RIVER STUDIOS, INC.
f/k/a Medient Studios, Inc.

By:
Joel (a/k/a Jake) Shapiro, Individually and as a
former Officer of MOON RIVER STUDIOS,
INC. f/k/a Medient Studios, Inc.